Exhibit 99.2

Adjusted EBITDA

	2010
($ in millions, except per metric ton amount)	Flat-Rolled Products	Engineered Products and Solutions
After-tax operating income (ATOI)	$220	$415
Add:
Depreciation, depletion, and amortization	238	154
Equity income	–	(2)
Income taxes	92	195
Other	1	–

Adjusted EBITDA	$551	$762

Total sales		$4,584

Adjusted EBITDA Margin		16.6%

Total shipments (thousand metric tons) (kmt)	1,755

Adjusted EBITDA/Total shipments ($ per metric ton)	$314

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other non-operating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

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